Exhibit 10.3

YUENGLING BREWING CO. OF TAMPA, INC.
11111 North 30th Street
Tampa, Florida 33612

Telephone: 813-972-8500	Fax: 813-972-8583
Purchase Order	Date: 12/21/09	P.O.# 15748
Order From:	Ship To:
Energy Edge Technologies Corp.	YUENGLING BREWING CO. OF TAMPA
33 Chestnut Trail	11111 North 30th Street
Flemington, New Jersey 08822	Tampa, FL 33612
Attn: Bill Poulos
Phone:	888-729-5722	Fax:	866-302-2255	Att:	Santo Lazzara
[ ] Shipping Point-Frt. Paid by Buyer	Date Wanted:	Ship Via [ ] Prepaid [ ] Collect
[ ] Dest-Frt. Paid by Seller
[ ] Other-See Below	Sales Tax	Terms: Net 30 Days
[ ] Yes [ ] No Cert. No.
Item :	Qty	Description	Price	Unit	Total
1	1	Provide all engineering, project management,	$405,700.00	Lot	$405,700.00
		Procurement and installation as a “turnkey project”
		To reduce and improve the electrical usage for the
		Yuengling Brewery in Tampa by a range of of accepted
		Electrical engineering and contracting practices:
		i.e.; electrical sine wave modification, power factor
		correction capacitance, voltage regulation, polarized
		molecular bonding oil supplement, harmonics filtering,
		HVAC/R controls and lighting retrofits.
		Refer to attachd Edcutive Summary for details of
		Project and payment schedule.
Acct. No.	For Use By:	Estimated Cost	$405,700.00
Proj. No.	Energy Reduction Project – Plant Wide
Remarks
Proposal based on engineering study and project analysis; Refer to ATTACHED Sales Agreement for details.
Requester’s Name	Date	Reason For Vendor Selection
Santo Lazzara	12/21/09
[ ] Low Bid [ ] Sole Source [ ] Delivery [ ] Other
Approval Signatures		Bid Summary / Comments:
Santo Lazzara /s/ Santo Lazzara	12/21/09
/s/ James S. Helmke
For Accounting Use Only
Date	INV. No.	AMOUNT
Please Make Copies: Requester (1) Receiving / Payables (1) Accounting (1)

12/21/2009	po15748 Energy Edge_Energy Savings Project_12_21_09.xls

Energy Edge Technologies Corp. 33 Chestnut Trail Flemington, New Jersey 08822 Phone: (888) 729-5722 Fax: (866) 302-2255 www.EnergyET.com

Sales Agreement

Purchaser: Yuengling Brewing Co.
Facility Address: 11111 30th Street North
City: Tampa	State: FL	Zip: 33612

Savings Guaranteed

Energy Edge Technologies (hereafter referred to as the Company) agrees to furnish and install, to the above named Purchaser, a multi-product energy conservation system and all associated hardware as designed and submitted to Purchaser in the Company proposal.  An Insured Savings Guarantee certificate will be issued upon completion.

Capital Purchase Payment Terms

Total Purchase Price	50% at Signing	25% at Installation	25% Upon Completion	Sales Tax
$405,700	$202,850	$101,425	$101,425	$8,042.39

Remarks:

Installation work to be done at:  address above

Annual Maintenance Contract:

An annual maintenance contract is available at the end of the Return of Investment (ROI) period; which is 24.6 months (18 months after rebate & tax benefit).  The Company will inspect all equipment on an annual basis and replace or repair any equipment as needed.  The cost of the service contract is $20,285 paid annually at the start of each contract year.  Alternatively, the Company offers to waive the service contract fee and offers a lifetime warranty on all equipment provided Purchaser agrees to act as a written and verbal reference for the Company (provided the guaranteed savings are realized).

/s/SL
Purchaser accepts _____ or rejects __X__ the maintenance contract at an annual fee of $20,285.

/s/SL
Purchaser accepts __X__ or rejects _____ to be a reference for the Company and receive a lifetime warranty at no cost to the Purchaser.

Verfication

The Company will coordinate with the Purchaser to verify savings utilizing the methods stipulated by the International Performance Measurement Protocols Option C.  The standards may be reviewed at www.ipmvp.org.

Verification Method	Verification Period
Electrical Meter readings at each treated load before and after installation or project to verify installation and operation.	At Installation
Comparison of electrical costs and consumption to baseline for savings verification.	Quarterly after installation for 25 months.

The variables known to affect the electric bills and therefore to be used for verification purposes are stated as discussed by both parties.  These variables include but are not necessarily limited to the following:

●	Hours of operation
●	Temperature
●	Production Levels

In the event of an apparent savings shortfall, the Purchaser will allow Company representatives access to the facility, and will cooperate with the Company by providing all pertinent data required to find the cause of such discrepancies.  This may include, but is not limited to, current and baseline production records, employee work hours, hours of operation, equipment added but not covered in the original survey or treatment installation, comparison of NOAA degree days (both current and through the baseline period), and any other variables that may be deemed to affect electrical usage.  Use of this data will only be used to determine if the perceived shortfall is from the installed equipment not fulfilling the guaranteed performance; or from other factors outside the scope of the written guarantee.

Three Year Limited Warranty

All equipment comprising the system are warranted by the manufacturers against defects in materials or workmanship for at least three (3) years from date of purchase of the product from the company.  The warranty covers all product costs associated with the replacement or repair of defective equipment.  The Company extends the manufacturers warranties to include labor during this three (3) year period and also extends this warranty for the length of the ROI period if longer than the three (3) year manufacturer warranty.

Signatures

Purchaser: /s/ Santo Lazzara	Title: Yuengling Brewing Co. Plant Engineering Mgr.
Printed Name: Santo Lazzara	Date: 12/21/09
Company: ___________________________________________	Title:_______________________________________
Printed Name:________________________________________	Date:______________________________________

Energy Cost Reduction Project Summary 9-22-09

Executive Summary – Whole Facility Approach

●	Project Analysis – Guaranteed Survey Results (Includes Lighting Retrofit)

Average Monthly Bill	$125,036.27
Guaranteed Savings	13.18%
Average Amount Saved Monthly	$16,479.78
Annual Save	$197,757.36
20 Year Save	$3,955,147.29
TECO Rebate	$10,500.00
EPAct 2005 Net Tax Benefit	$91,200.00
Project Cost After EPAct and Rebate	$304,000.00 (PO amount $405,700)
Payback 18 months
ROI based on payback 67%

●
The project cost represents a turnkey project for which Energy Edge takes responsibility for engineering, equipment purchase, installation, waste removal, rebate paperwork, EPAct 2005 certification, baseline measurements and on-going savings verification.  Installation willb e managed around the operation of the facility such that there will be no impact on production.

●
Cost Avoidance – This project will increase the plant’s electrical capacity by an average of 12% and will allow Yuengling to avoid up to $800,000 in new costs for adding new transformers, substations, disconnects, etc.

● Consumption Breakdown -	Load	Cost	Savings
Lighting	3.18%	5.74%	3.80%
Air Conditioning	0.67%	0.76%	0.14%
Refrigeration	29.98%	33.25%	5.27%
Resistive	1.72%	0.80%	- %
Equipment	64.45%	59.45%	3.96%
Total	100.0%	100.0%	13.17%

●
Savings Guarantee – The above stated savings of 13.17% or $197,757.36 annually is eligible to be uninsured by Energy Protection Assurance Corporation underwritten by Lloyds of London.  With this insurance, the price of which is currently included in the project cost, you are guaranteed a minimum savings of $405,700 over 24.6 months.

●	Environmental Benefits – Based on the annual energy savings of 1,807,655 kWh, Yuengling will be saving every year:

●	2,819,941 pounds of carbon dioxide
●	1,048 barrels of oil
●	796 tons of coal
●	21,267 pounds of sulfur dioxide

Executive Summary (Cont’d)

●	Additional benefits not included in the guaranteed savings:

Extended bulb and ballast life
Lower maintenance costs related to lighting
Extra capacity in current electrical distribution system
Lower refrigeration and A/C costs (lower wattage lighting contributes less hear)
Reduced harmonics
Cooler panels, wiring and circuit breakers
Reduced downtime (equipment and production)
Reduced maintenance costs due to cooler running equipment

Whole Facility approach vs. Lighting Retrofit only
There are several differences between the projects, some of them being:

-	The savings for the entire project as proposed is 13.17% ($197,757 annually) off of your electric bills, for the Lighting retro fit it is 3.8% ($57,016 annually).

-	The entire project as proposed = 18 month payback. The lighting retrofit only = 20 month payback.

-	The entire project as proposed = 67% ROI. The lighting retrofit only = 58% ROI.

-
The savings, project cost, payback, ROI, etc for the entire project as proposed are guaranteed and backed by a surety bond underwritten by Lloyds of London.  The numbers for the Lighting retrofit only are not backed by a surety bond.